Exhibit 99.2

                FEDERATED DEPARTMENT STORES, INC.

              Consolidated Statements of Cash Flows
                           (Unaudited)

                           (millions)


                                            13 Weeks Ended      13 Weeks Ended
                                            April 29, 2000        May 1, 1999
Cash flows from operating activities:
 Net income                                    $      89           $     87
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation and amortization                     161                158
   Amortization of intangible assets                  21                 15
   Amortization of financing costs                     2                  1
   Amortization of unearned restricted stock           3                  -
   Changes in assets and liabilities:
      Decrease in accounts receivable                284                158
      Increase in merchandise inventories           (277)              (175)
      Decrease in supplies and prepaid expenses       13                  2
      (Increase) decrease in other assets not
       separately identified                         (13)                43
      Decrease in accounts payable and accrued
       liabilities not separately identified         (78)              (114)
      Decrease in current income taxes              (142)               (23)
      Increase in deferred income taxes                1                  1
      Decrease in other liabilities not
       separately identified                          (6)                (7)
        Net cash provided by operating
         activities                                   58                146

Cash flows from investing activities:
 Purchase of property and equipment                  (69)               (52)
 Capitalized software                                (15)                (6)
 Investments in companies                            (35)                (9)
 Acquisition of  Fingerhut Companies, Inc.,
  net of cash acquired                                 -             (1,539)
 Disposition of property and equipment                 -                  3
        Net cash used by investing activities       (119)            (1,603)

Cash flows from financing activities:
 Debt issued                                         237              1,326
 Financing costs                                       -                (10)
 Debt repaid                                          (1)                (1)
 Increase in outstanding checks                       36                 69
 Acquisition of treasury stock                      (218)                 -
 Issuance of common stock                             38                  5
        Net cash provided by financing
         activities                                   92              1,389


(Continued)


                FEDERATED DEPARTMENT STORES, INC.

              Consolidated Statements of Cash Flows
                           (Unaudited)

                           (millions)


                                            13 Weeks Ended      13 Weeks Ended
                                            April 29, 2000        May 1, 1999

 Net increase (decrease) in cash                     31                 (68)
 Cash at beginning of period                        218                 307

 Cash at end of period                            $ 249               $ 239


 Supplemental cash flow information:
  Interest paid                                   $ 108               $  73
  Interest received                                   1                   3
  Income taxes paid (net of refunds received)       210                  84
  Schedule of noncash investing and financing
   activities:
      Debt assumed in acquisition                     -                 125
      Equity issued in acquisition                    -                  12